Exhibit 99.1

China Organic Agriculture, Inc. Agrees to
 Settlement of Shareholder Class Action Lawsuit

DALIAN, China -- June 14, 2010

China Organic Agriculture, Inc. (OTC Bulletin Board: CNOA.OB) ("China Organic Agriculture" or the "Company"), headquartered in Liaoning Province, China and engaged in the trading and distribution of agricultural products, today announced that it had agreed to a settlement in the shareholder class action lawsuit commenced against it in December 2008.

Counsel for the Company and counsel for the Plaintiff Class entered into a Stipulation and Agreement of Settlement which has been submitted for approval by the Court. Under the terms of the settlement, eligible class members would receive a total of $300,000 in cash together with shares of China Organic Agriculture’s common stock having a value of $300,000 in exchange for a release of all claims which class members have or may have against the Company, its directors, officers, affiliates, shareholders and agents, except claims arising out of or related to the settlement.

Qian Qi, the newly elected Chief Executive Officer of the Company commented: “The decision to settle this action reflects management’s desire to focus on the Company’s business and avoid the distractions that would result from mounting a defense to this lawsuit. Although we believe that the Company and its personnel did nothing improper, it is well worth it to pay the amount of the settlement and put this matter behind us and focus on growing our Company.”

About China Organic Agriculture

China Organic Agriculture is based in China and is primarily engaged in the acquisition, trading and distribution of agricultural products. For more information, please visit http://www.chinaorganicagriculture.com.

FORWARD-LOOKING STATEMENTS: Except for historical information, this press release contains forward-looking statements which reflect the China Organic Agriculture's current expectations regarding future events. These forward-looking statements involve risks and uncertainties, which if they occur, may cause actual results to differ materially from those contained in forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future acquisitions, estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of China Organic Agriculture's products and other statements which are not historical facts. When used in this document, words such as "could," "plan," "estimate," "expect," "intend," "may," and similar expressions denote forward-looking statements. Although China Organic Agriculture Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. The risks and uncertainties which could cause actual results to differ from those contained in our forward looking statements include, but are not limited to, changing market conditions, our ability to raise capital as and when required, the availability of raw products and other supplies, competition, the costs of goods, government regulations, and political and economic factors in the People's Republic of China in which our subsidiaries operate and other risks detailed from time to time in China Organic Agriculture's ongoing quarterly filings and annual reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events in this press release might not occur.

Contact:

China Organic Agriculture, Inc.
Hans Shen, 707-709-2321
IR@cnoainc.com